Filed Pursuant to Rule 433
Registration Statement No. 333-259205
August 9, 2022

 Index (USD)  Volatility p.a. (%) 3  Sharpe Ratio4  12 Month Return  Worst Drawdown  Beta  1Y  5Y  Base  1Y  5Y  Base  Best  Worst  (%)  DUW5  1Y  5Y  Index (I)  0.0  16.7  16.5  ‐0.14  0.05  0.20  82.8  ‐36.8  ‐36.9  54  0.00  0.48  Benchmark (B)  18.6  17.4  20.2  ‐1.08  0.08  0.09  113.5  ‐61.3  ‐65.2  117  1.00  1.00  Variation (I) ‐ (B)  ‐18.6  ‐0.7  ‐3.7  0.94  ‐0.03  0.11  ‐30.6  24.6  28.4  ‐62  ‐  ‐  Index (USD)  Return (%) 2  Return p.a. (%)  YoY Return (%)  1M  3M  YTD  1Y  3Y  5Y  Base  ’17  ’18  ’19  ’20  ’21  Index (I)  0.1  0.3  0.3  0.4  ‐1.9  0.6  2.6  31.4  3.5  ‐2.0  ‐9.7  2.6  Benchmark (B)  ‐0.2  ‐6.5  ‐17.8  ‐20.1  0.9  1.0  0.4  37.3  ‐14.6  18.4  18.3  ‐2.5  Variation (I) ‐ (B)  0.4  6.8  18.2  20.5  ‐2.8  ‐0.4  2.2  ‐5.9  18.1  ‐20.5  ‐28.0  5.2   Index Description   The Index provides exposure to either Emerging Markets equities or cash (the Federal Funds rate). This allocation determination is based on monthly observations of a pre‐ defined Tactical Trigger: the 100 daily moving average (100 DMA) of the iShares MSCI Emerging Markets ETF (Bloomberg: EEM US Equity; the ETF). The Index obtains exposure to Emerging Markets equities by tracking the performance of the futures contract.  On the specified monthly determination date, if the ETF is at or above its 100 DMA (a bullish trend), the Index will allocate to equity via the MSCI Emerging Markets futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant 100 DMA (a bearish trend).  Index Objectives:  The RBC Emerging Market Tactical Equity Total Return Index is designed to meet or exceed risk‐ adjusted returns relative to the benchmark by optimizing asset allocation between Emerging Markets equities and cash. This dynamic asset allocation is implemented by observing bullish or bearish trends in Emerging Markets equities, on a monthly basis, to determine the exposure until the next monthly observation.  Index Ticker Symbols: Bloomberg: RBCEETUT Index Thomson Reuters: .RBCEETUT  Index Launch Date:  February 18, 2019  Index Base Date:  October 31, 2007  Asset Class:  Equity  Fixed Income (Cash)  Allocations:  MSCI Emerging Markets Futures contract Federal Funds Rate  Last Allocation Date:  July 13, 2022  Benchmark:  MSCI EM Net Total Return USD Index Bloomberg: M1EF Index  Thomson Reuters: .MIEF00000NUS  Liquidity:  The Index tracks equity futures and cash. The tracked futures contract averages significantly in excess of $1bn in daily trading volume.  Availability:  Investors cannot invest directly in the Index.  The Index can be used as an underlying for various investment vehicles to provide exposure to investors.  RBC Emerging Market Tactical Equity Total Return Index  Performance Factsheet  Performance1, 2 – Total Return (USD)  1 Daily data from October 31, 2007 to July 31, 2022. Index re‐based to 100 on October 31, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document  2 Source: Solactive AG, Bloomberg, RBC Capital Markets  3 Based on daily returns, annualized with a 252‐day factor  4 Based on the average of daily excess returns against Fed Funds, annualized with a 252‐day factor  5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline  July 31, 2022  20  Page 3 of 4  60  100  140  180  Oct 07 Jun 09 Feb 11 Sep 12  May 14 Dec 15 Aug 17 Apr 19 Nov 20 Jul 22  Index Benchmark

 $25  $30  $35  EEM Price  Determination Date  Allocation Date  MSCI Emerging Markets Futures  Cash  Index Performance *  Benchmark Performance *  July 11, 2022  July 13, 2022  0%  100%  TBD**  TBD**  June 13, 2022  June 15, 2022  0%  100%  0.1%  ‐4.2%  May 16, 2022  May 18, 2022  0%  100%  0.1%  ‐0.9%  April 11, 2022  April 13, 2022  0%  100%  0.0%  ‐7.5%  March 14, 2022  March 16, 2022  0%  100%  0.0%  3.7%  February 14, 2022  February 16, 2022  0%  100%  0.0%  ‐13.0%  January 14, 2022  January 19, 2022  0%  100%  0.0%  0.4%  December 13, 2021  December 15, 2021  0%  100%  0.0%  2.3%  November 15, 2021  November 17, 2021  0%  100%  0.0%  ‐5.5%  October 11, 2021  October 13, 2021  0%  100%  0.0%  2.2%  September 13, 2021  September 15, 2021  0%  100%  0.0%  ‐2.0%  August 16, 2021  August 18, 2021  0%  100%  0.0%  2.3%  Allocation History1 (over last 12 months)  $20  Jul 18 Jan 19 Jul 19 Jan 20 Jul 20 Jan 21 Jul 21 Jan 22 Jul 22  Monthly Returns (%, as of July 31, 2022)  July 31, 2022  Index  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2022  0.0%  0.0%  0.0%  0.0%  0.1%  0.1%  0.1%  0.3%  2021  2.9%  0.9%  ‐0.7%  1.1%  ‐0.9%  1.6%  ‐2.2%  0.0%  0.0%  0.0%  0.0%  0.0%  2.6%  2020  ‐6.1%  ‐3.8%  ‐23.8%  0.0%  0.0%  0.1%  8.5%  2.9%  ‐0.8%  1.2%  9.1%  7.3%  ‐9.7%  2019  0.2%  1.0%  1.2%  2.4%  ‐6.1%  0.2%  ‐2.2%  ‐7.4%  ‐2.0%  4.1%  ‐0.2%  7.7%  ‐2.0%  2018  8.2%  ‐5.8%  0.4%  ‐0.2%  0.1%  0.1%  0.2%  0.2%  0.2%  0.2%  0.2%  0.2%  3.5%  2017  2.4%  1.8%  3.4%  1.9%  2.6%  1.0%  5.7%  2.1%  0.1%  3.3%  ‐0.3%  3.7%  31.4%  2016  0.0%  0.0%  3.4%  0.6%  ‐3.9%  4.4%  5.6%  0.8%  2.9%  ‐1.0%  ‐6.7%  0.0%  5.8%  Benchmark  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2022  ‐1.9%  ‐3.0%  ‐2.3%  ‐5.6%  0.4%  ‐6.6%  ‐0.2%  ‐17.8%  2021  3.1%  0.8%  ‐1.5%  2.5%  1.1%  1.3%  ‐6.7%  2.6%  ‐4.0%  1.0%  ‐4.1%  1.9%  ‐2.5%  2020  ‐4.7%  ‐5.3%  ‐15.4%  9.2%  0.8%  7.4%  8.9%  2.2%  ‐1.6%  2.1%  9.2%  7.4%  18.3%  2019  8.8%  0.2%  0.8%  2.1%  ‐7.3%  6.2%  ‐1.2%  ‐4.9%  1.9%  4.2%  ‐0.1%  7.5%  18.4%  2018  8.3%  ‐4.6%  ‐2.0%  ‐0.3%  ‐3.5%  ‐4.2%  2.2%  ‐2.7%  ‐0.5%  ‐8.7%  4.1%  ‐2.6%  ‐14.6%  2017  5.5%  3.1%  2.5%  2.2%  3.0%  1.0%  6.0%  2.2%  ‐0.4%  3.5%  0.2%  3.6%  37.3%  2016  ‐6.5%  ‐0.2%  13.2%  0.5%  ‐3.7%  4.0%  5.0%  2.5%  1.3%  0.2%  ‐4.6%  0.2%  11.2%  Date  Determination  Last  July 11, 2022  Next  August 15, 2022  Allocation  July 13, 2022  August 17, 2022  100 DMA  iShares MSCI Emerging Market ETF (EEM)  As of Last Determination Date (July 11, 2022)  Indicator  Closing Level  Tactical Trigger  Emerging Market (EEM)  39.02  9.2% BELOW 100 DMA  As of Month End (July 31, 2022)  Indicator  Closing Level  Distance from DMA  Emerging Market (EEM)  39.96  ‐4.6%  1 Determination Date was two business days prior to Allocation Date  * Performances between current and next Allocation Date; ** To be determined on the next Allocation Date (August 17, 2022)  Allocation Snapshot (as of July 31, 2022) Characteristics Snapshot  $60  $55  $50  $45  $40  Current Allocation  100% Fixed Income  (as of July 13, 2022)  Page 3 of 4

 Summary of Index Methodology:  July 31, 2022  RBC Emerging Market Tactical Equity Total Return Index  Tactical Trigger – Determined 2 Trading Days Before Allocation  100‐day Moving Average iShares MSCI EM ETF (EEM)  Bearish Tactical Trigger iShares MSCI EM ETF Spot below the Tactical Trigger  Monthly Allocation – Is Tactical Trigger Bullish or Bearish?  Bullish Tactical Trigger iShares MSCI EM ETF Spot above the Tactical Trigger  MSCI EM Future  +  Federal Funds Rate  OR  Federal Funds Rate  Page 3 of 4

 July 31, 2022  This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department.  This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity.  All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss.  This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters.  Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary.  RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada ‐ Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.)  Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling toll‐ free at 1‐877‐688‐2301.  ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.  Important Information About the Historical Performance of the Index  The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back‐tested information.  The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, the futures contracts and ETF upon which the Index is based did not exist during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back‐tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index.  For the full Index methodology, please visit the following link: www.solactive.com  Page 3 of 4